EXHIBIT 10.77
Fifth Amendment
to the Bowater Incorporated Compensatory Benefits Plan
     WHEREAS, AbitibiBowater Inc. (the “Corporation”) maintains the Bowater Incorporated Compensatory Benefits Plan, As Amended and Restated Effective February 26, 1999 (the “Plan”), for the benefit of certain of its employees and former employees;
     WHEREAS, effective as of October 30, 2008, the Corporation accepted sponsorship of the Plan;
     WHEREAS, effective as of October 30, 2008, the Human Resources and Compensation Committee of the Board of Directors of the Corporation (the “HRCC”) has the authority to administer, amend and terminate the Plan; and
     WHEREAS, the HRCC desires to amend the Plan to: (1) reflect such change in sponsorship and delegation of the authority to amend and terminate the Plan; (2) designate the HRCC as the administrator with authority to delegate its administrative duties; and (3) update the Plan’s claims procedures to reflect the requirements of the Department of Labor Regulations under the Employee Retirement Income Security Act of 1974, as amended.
     NOW, THEREFORE, the Plan is amended, effective as of October 30, 2008, in the following respects:
     1. Section 1 is amended by adding a new paragraph at the end thereof to read as follows:
     “Effective as of October 30, 2008, AbitibiBowater Inc. assumed sponsorship of the Plan. In addition, effective as of October 30, 2008, the Human Resources and Compensation Committee of the Board of Directors of AbitibiBowater Inc. assumed the authority to administer the Plan with the right to delegate any such duties as well as the authority to amend and terminate the Plan.”
     2. The last sentence of the first paragraph of Section 7(c) is amended to read as follows:
     “For purposes of the Section 7(c), a change in control of AbitibiBowater Inc. shall be deemed to have occurred on the occurrence of any event(s) which constitute(s) a ‘change in control’ of AbitibiBowater Inc. as defined herein.”
     3. Each reference to “the Company” in the following Sections is hereby replaced by reference to “AbitibiBowater Inc.”: Section 7(c)(i) (“Acquiring Person”), Section 7(c)(iv) (“Board”), Section 7(c)(v) (“Change in Control”), Section 8 (“Administration”), and Section 10 (“Amendment or Discontinuance”).
     4. Section 9 is amended in its entirety to read as follows:

     “9. Claims and Review. All inquiries and claims respecting the Plan shall be submitted in writing and directed to the Plan Administrator. Unless subsequently changed by corporate resolution or amendment, the Plan Administrator has delegated its duties to (i) decide initial claims for benefits to the Senior Vice President-Human Resources of AbitibiBowater Inc. (the “Senior Vice President”), and (ii) review adverse benefits decisions to the AbitibiBowater Pension Investment Committee or its designee (the “PIC”).
(a)	In the case of a claim for benefits, a written determination allowing or denying the claim shall be furnished to the claimant within ninety (90) days after the claim is received. The ninety-day notice period shall, however, be extended for no more than an additional ninety (90) days if the Senior Vice President determines that an extension of time is necessary to process the claim and so advises the claimant in writing within ninety (90) days after receipt of the claim, which writing shall also indicate the special circumstances requiring an extension of time and the date by which the Senior Vice President expects to render the final decision. The Senior Vice President’s notice to any person whose claim for benefits has been wholly or partially denied shall be written in a manner calculated to be understood by the recipient and shall include the following information:
(i)	the specific reason or reasons for the denial;

(ii)	specific reference to the Plan provisions on which the denial is based;

(iii)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such additional material or information is necessary; and

(iv)	an explanation of the Plan’s claims review procedure, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial of the claim on review.
(b)	A claimant or his duly authorized representative may request a review of an adverse determination by filing a written notice of appeal to the Plan Administrator within sixty (60) days after the receipt of written notification of a wholly or partially denied claim. As part of such review, the claimant shall have the right to review or receive copies, upon request and free of charge, of any documents, records and other information “relevant” (within the meaning of Department of Labor Regulation Section 2560.503-1(m)(b)) to the claimant’s claim. The claimant may also submit written comments, documents, records and other information relating to his claim.

(c)	In making its decision on review, the PIC shall take into account all comments, documents, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial claim decision. The PIC’s decision on review shall be made within a reasonable period of time, but not later than sixty (60) days after the request for review, unless special circumstances require an extension. In that case, the claimant shall be so advised in writing prior to the expiration of the initial sixty (60) day period and a decision shall be rendered as soon as possible, but not later than one hundred and twenty (120) days after receipt of a request for review. The decision of the PIC on review of a claim shall be in writing and in a manner calculated to be understood by the claimant. If the claim is wholly or partially denied on review, such written notification shall include:
(i)	the specific reason or reasons for the denial;

(ii)	specific reference to the Plan provisions on which the denial is based;

(iii)	a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (within the meaning of Department of Labor Regulation Section 2560.503-1(m)(b)) to the claimant’s claim; and

(iv)	a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.”
     5. Sections 11 and 12 are amended in their entirety to read as follows:
     “11. Plan Unfunded. The benefits payable under the Plan shall not be funded for purposes of the Internal Revenue Code of 1986 or the Employee Retirement Income Security Act of 1974, but shall be payable out of the general funds of the Company or of AbitibiBowater Inc., the Company’s Benefit Plan Grantor Trust, when and as the benefits become payable.
     12. No Contract of Employment. Nothing contained in the Plan shall be construed as a contract of employment between the Company, AbitibiBowater Inc. and an Employee or as a right of any Employee to be continued in the employment of the Company or AbitibiBowater Inc. or as a limitation on the right of Company or AbitibiBowater Inc. to discharge any Employee, with or without cause.”
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[signature page follows]

     IN WITNESS WHEREOF, the undersigned authorized officer of AbitibiBowater Inc. has executed this Fifth Amendment to the Plan as of December 17, 2008, to evidence its adoption by AbitibiBowater Inc.

ABITIBIBOWATER INC.

By:	/s/ William G. Harvey
William G. Harvey
Its:	Senior Vice President and Chief Financial Officer

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